Exhibit 10.9(B)

ONCOMED PHARMACEUTICALS, INC.

AMENDMENT TO

EMPLOYMENT AGREEMENT

PAUL HASTINGS

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of July 2, 2013, by and between ONCOMED PHARMACEUTICALS, INC. (the “Company”) and PAUL HASTINGS (“Executive”) (collectively, the “Parties”).

RECITALS:

WHEREAS, the Parties entered into an Employment Agreement on November 12, 2005 (the “Employment Agreement”); and

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. The following sentence shall replace in its entirety the last sentence of the section entitled “Change in Control” of the Employment Agreement:

“The receipt by you of the benefits provided to you under this paragraph will be conditioned on delivering to the Company a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such Change in Control and/or qualifying termination following a Change in Control.”

2. The following sentence shall replace in its entirety the last sentence of the section entitled “Termination Without Cause” of the Employment Agreement:

“Receipt of the salary and benefits provided to you under this paragraph will be conditioned on your delivering to the Company a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such termination of employment, and subject to mitigation obligations and offset by you in the event you obtain other employment at a company engaged in the study of or creation of diagnostic or therapeutic, agents aimed at cancer stem cells, during the severance period.”

3. The following sentence shall be added as the last sentence of the section entitled “Annual Bonus” of the Employment Agreement:

“Such bonus shall be paid to you, less applicable withholdings and deductions, no later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which such bonus was earned.”

4. The Employment Agreement is hereby amended to the extent necessary to provide the following:

“Separation from Service. Notwithstanding anything in the Employment Agreement or this Amendment to the contrary, any compensation or benefits payable under the Employment Agreement that constitute “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and which are designated under the Employment Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided under the paragraph below entitled “Specified Employee”, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in the Employment Agreement.

Specified Employee. If the Company determines that you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of your Separation from Service, any Deferred Compensation to which you are entitled under the Employment Agreement in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with this paragraph, such compensation shall be paid to you in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of your Separation from Service, or (ii) the date of your death, and any compensation or benefits that are payable under the Employment Agreement following such delay shall be paid as otherwise provided in the Employment Agreement.

Expense Reimbursement. To the extent that any reimbursements provided to you are deemed to constitute Deferred Compensation, such amounts shall be paid or reimbursed to you promptly, but in no event later than December 31st of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

Installments. Your right to receive any installment payments under the Employment Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

Exceptions to Prohibition on Acceleration of Payments. To the extent applicable, each of the exceptions to Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Employment Agreement.

General. To the extent applicable, the Employment Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Amendment or the Employment Agreement to the contrary, in the event that, notwithstanding this Amendment, the Company determines in good faith that any compensation or benefits payable under the Employment Agreement may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to the Employment Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or preserve the economic benefits of such compensation and benefits, and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.”

5. Except as modified herein, the terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

6. This Amendment may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties hereto or, in the case of a waiver, by the party waiving compliance.

7. If any contest or dispute shall arise under this Amendment, each party hereto shall bear its own legal fees and expenses.

8. This Amendment and all disputes relating to this Amendment shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California. The Parties hereto acknowledge that this Amendment constitutes the minimum contacts to establish personal jurisdiction in California and agree to a California court’s exercise of personal jurisdiction. The Parties hereto further agree that any disputes relating to this Amendment shall be brought in courts located in the State of California.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have each duly executed this AMENDMENT TO EMPLOYMENT AGREEMENT effective as of the date and year first written above.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ William D. Waddill
Name:	William D. Waddill
Title:	Senior Vice President & Chief Financial Officer

EXECUTIVE:

/s/ Paul Hastings
PAUL HASTINGS

Signature Page to Amendment to

Employment Agreement